Exhibit 2

September 15, 2014

MEMORANDUM

This Memorandum will confirm the agreement of Alan Levan (“A. Levan”) and Jarett Levan (“J. Levan”) relating to the transfer and voting of their shares of the capital stock of BFC Financial Corporation (“BFC”). Schedule A indicates the shares of BFC’s Class A and Class B Common Stock currently beneficially owned or otherwise controlled by A. Levan and J. Levan.

This Memorandum documents our agreement as follows:

1.	Until A. Levan’s death, J. Levan agrees to vote all of the Class B Common Stock directly or indirectly beneficially owned by him or which otherwise are subject to his control in the same manner that A. Levan votes the shares of Class B Common Stock he holds or controls. Further, for as long as A. Levan and J. Levan each individually desire to serve as directors of BFC, all shares of Class B Common Stock beneficially owned or controlled by A. Levan and J. Levan will be voted in favor of A. Levan’s and J. Levan’s election to BFC’s Board of Directors. Upon A. Levan’s request, J. Levan will grant A. Levan a proxy to vote all of the shares of Class B Common Stock that are from time to time, directly or indirectly, beneficially owned or otherwise controlled by him.

2.	The restrictions on voting and the proxy that J. Levan is granting to A. Levan in this Memorandum will apply to all of J. Levan’s shares of Class B Common Stock whether now or hereafter beneficially owned or controlled by him.

3.	Notwithstanding anything to the contrary, J. Levan may not transfer the ownership or control of the shares of Class B Common Stock owned or controlled by him, or otherwise transfer the right to vote such shares, except (i) to family members of J. Levan or to a trust for the benefit of such family members in connection with estate planning or (ii) to J. Levan’s estate or its beneficiaries; provided, however, in each case the transferee shall upon any such transfer be deemed to be bound hereby and treated for all purposes as J. Levan hereunder.

3.1	Further, until the death of A. Levan, J. Levan will not sell, transfer or convert into shares of Class A Common Stock the shares of Class B Common Stock directly or indirectly beneficially owned or controlled by him without the prior written approval of A. Levan if the affect of such sale or conversion would reduce his ownership of Class B Common Stock below 600,000 shares of Class B Common Stock.

4.	Upon request, the parties will deliver their shares of Class B Common Stock to BFC so that an appropriate legend regarding this Memorandum may be placed on them, and J. Levan agrees that any certificate representing shares of Class B Common Stock that he may from time to time acquire will also bear an appropriate legend regarding this Memorandum. The enforceability of this Memorandum and the proxy granted hereby will not be affected by the fact that the certificates have not been delivered as provided for herein or that the certificates may not bear any legend with respect to the provisions of this Memorandum.

5.	This Memorandum does not restrict in any way the transfer of any shares of Class A Common Stock that J. Levan may now or hereafter own or control, including shares acquired upon a permitted conversion of Class B Common Stock and nothing herein restricts in any way the transfer of any shares of BFC Class A Common Stock or BFC Class B Common Stock owned or controlled by A. Levan.

A. Levan and J. Levan each agree that they would each suffer irreparable harm if the provisions of this Memorandum were not enforced in accordance with their terms. Accordingly, they each agree that, in addition to any other remedy to which they be entitled, they will be entitled to injunctive relief to prevent or enjoin a breach of the provisions of this agreement and to specifically enforce its terms. If any provision of this Memorandum is held to be invalid or unenforceable, it will not in any way affect or render invalid or unenforceable any other provision of this agreement.

Accepted and agreed as of September 15, 2014.

/s/ Jarett Levan
Jarett Levan

/s/ Alan B. Levan
Alan B. Levan